Exhibit 1.1
EXECUTION COPY

Pricing Agreement

May 16, 2007

Barclays Capital Inc.
200 Park Avenue
New York, NY 10166
United States of America

Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
United States of America

As Representatives of the several
Underwriters named in Schedule I hereto,

Ladies and Gentlemen:

The Republic of South Africa (“South Africa”) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated December 8, 1994 (the “Underwriting Agreement”), to issue and sell to the several underwriters specified in Schedule I hereto, for whom Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as Representatives (collectively, the “Underwriters”), the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of themselves and each of the other Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, South Africa agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from South Africa, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

The Representatives may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Designated Securities at a level higher than that which might otherwise prevail, but in doing so neither Representative shall act as agent of South Africa and any loss resulting from over-allotment and stabilization will be borne, and any profit arising from them shall be beneficially retained, by the Representatives in the manner agreed between them.

For purposes of this Agreement, the following terms have the following meanings:

(a)
“Registration Statement” has the meaning set forth in the Underwriting Agreement and also includes the Prospectus Supplement dated May 8, 2007 that is filed with the Commission and deemed by virtue of Rule 430B under the Act to be part of the Registration Statement.

(b)	“Free Writing Prospectus” has the meaning set forth in Rule 405 under the Act.

(c)	“Issuer Free Writing Prospectus” has the meaning set forth in Rule 433 under the Act.

(d)	“Time of Sale” means 8:00 a.m. (New York time) on May 16, 2007.

(e)
“Time of Sale Prospectus” means the Prospectus Supplement, dated May 8, 2007, to the Prospectus, dated August 20, 2003, including the documents incorporated or deemed to be incorporated by reference therein as of the Time of Sale, together with any Free Writing Prospectus listed on Schedule III hereto.

(f)	“Final Prospectus” means the prospectus supplement, dated May 16, 2007, to the Prospectus, dated August 20, 2003, including the documents incorporated by reference therein.

In addition to the representations and warranties set forth in Section 2 of the Underwriting Agreement, South Africa represents and warrants to the Underwriters as follows:

(a)
As of the Time of Sale, the Time of Sale Prospectus (i) conformed, in all material respects to the requirements of the Act and (ii) did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)
South Africa (including its agents and representatives, other than the Underwriters) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to or make any offer relating to the Designated Securities that would constitute a Free Writing Prospectus other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act; or (ii) other written communications approved in writing in advance by the Underwriters including the term sheet as set forth in Schedule III. Any such Free Writing Prospectus as of its issue date and at all subsequent times through the completion of the public offer and sale of the Designated Securities, complies or will comply in all material respects with the requirements of the Act and has been, or will be, filed with the Commission in accordance with the Act (to the extent required pursuant to Rule 433(d) under the Act).

(c)
South Africa has not distributed and will not distribute, prior to the later of the Time of Delivery and the completion of the Underwriters’ distribution of the Designated Securities, any offering material in connection with the offering and sale of the Designated Securities other than the Time of Sale Prospectus or any Issuer Free Writing

Prospectus reviewed and consented to by the Representatives or listed in Schedule III hereto.

(d)	South Africa is not an ineligible issuer, as defined under the Act, at the times specified in the Act in connection with the offering of the Designated Securities.

In addition to the agreements set forth in Section 5 of the Underwriting Agreement, South Africa covenants with the Underwriters as follows:

(a)
Before amending or supplementing the Time of Sale Prospectus or the Final Prospectus, to furnish to the Underwriter a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Representatives reasonably object.

(b)
To prepare any Free Writing Prospectus to be included in the Time of Sale Prospectus in relation to the Designated Securities in a form which shall be provided to the Representatives for their review and comment prior to the Time of Sale.

(c)
If the Time of Sale Prospectus is being used to solicit offers to buy the Designated Securities at a time when the Final Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which any Free Writing Prospectus included as part of the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, South Africa shall forthwith prepare (subject to clauses (a) and (b) above), file with the Commission and furnish, at their own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements therein as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that any Free Writing Prospectus which is included as part of the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus as amended or supplemented, will comply with applicable law.

(d)
Before preparing, using, authorizing, approving, referring to or filing any Free Writing Prospectus, South Africa will furnish to the Underwriters and counsel for the Underwriters a copy of the proposed Free Writing Prospectus. South Africa will not use, authorize, approve, refer to or file any Free Writing Prospectus to which the Representatives reasonably object. South Africa will not take any action that would result in an Underwriter being required to file with the Commission pursuant to Rule 433(d) under the Act a Free Writing Prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

The Underwriters covenant with South Africa as follows:

The Underwriters shall not use, refer to or distribute any Free Writing Prospectus except:

(a)
a Free Writing Prospectus that (a) is not an Issuer Free Writing Prospectus, and (b) contains only information describing the preliminary terms of the Designated Securities or their offering, which information is limited to the categories of terms referenced on Schedule II or otherwise permitted under Rule 134 under the Act;

(b)
a Free Writing Prospectus as shall be agreed in writing with South Africa that is not distributed, used or referenced by such Underwriter in a manner reasonably designed to lead to its broad unrestricted dissemination unless South Africa consents in writing to such dissemination; and

(c)	a Free Writing Prospectus identified in Schedule III hereto as forming part of the Time of Sale Prospectus.

South Africa hereby agrees that the Underwriters shall distribute to investors a Free Writing Prospectus that contains the final terms of the Notes substantially in the form set forth in Schedule IV hereto and that such Free Writing Prospectus shall be filed by the Company in accordance with Rule 433(d) under the Act and shall be considered an Issuer Free Writing Prospectus.

South Africa hereby acknowledges that (i) the purchase and sale of the Designated Securities pursuant to this Agreement is an arm’s-length commercial transaction between South Africa, on the one hand, and the Underwriters and any Representative through which it may be acting, on the other, (ii) the Underwriters are acting as principal and not as an agent or fiduciary of South Africa and (iii) South Africa’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, South Africa agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising South Africa on related or other matters). South Africa agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to South Africa, in connection with such transaction or the process leading thereto.

For purposes of Section 8 of the Underwriting Agreement, South Africa and the Underwriters agree that the references in Section 8(a) and 8(b) of the Underwriting Agreement to “any other prospectus relating to the Securities” shall be deemed to include the Time of Sale Prospectus and any Issuer Free Writing Prospectus relating to the Designated Securities.

South Africa and the Underwriters agree that there shall be no exceptions to Section 5(e) of the Underwriting Agreement.

The delivery of the certificate referred to in Section 7(d) of the Underwriting Agreement and the opinion or opinions of counsel referred to in Section 7(b) and 7(c) of the Underwriting Agreement, in each case, addressed to each of the Underwriters, and in form and substance satisfactory to each of the Underwriters, shall be a condition to settlement under this Agreement. For purposes hereof, the reference to “Sullivan & Cromwell” in Section 7(b) of the Underwriting Agreement shall be deemed to be a reference to “Linklaters LLP”, and the reference to “Advocate R.P. Rossouw, S.C.” shall be deemed to be a reference to “Enver Daniels, Chief State Law Adviser of the Republic of South Africa”. In addition to the matters set forth or referred to in Section 7(b) and 7(c) of the Underwriting Agreement, such opinion or opinions of counsel to be delivered under such Section 7(b) and 7(c) shall also include an opinion substantially to the following effect: “Nothing has come to the attention of such counsel that gives such counsel reason to believe that the Time of Sale Prospectus, as of the Time of Sale (except for the information of an accounting, financial or statistical nature included therein or omitted therefrom, as to which such counsel need not express any view), contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.”

For purposes of this Agreement, the reference to “Mr. C.H. du Toit, Principal Resident Representative of South Africa at the International Monetary Fund and the World Bank, 3201 New Mexico Avenue, N.W., Washington, D.C. 20016” in Section 14 of the Underwriting Agreement shall be deemed to be a reference to “Ambassador Barbara Masekela, Ambassador of the Republic of South Africa, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington, D.C. 20008” and references to “Mr. du Toit” in the Underwriting Agreement shall be deemed to be references to “Ambassador Masekela”.

If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and South Africa. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to South Africa for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

This Pricing Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

REPUBLIC OF SOUTH AFRICA

By	/s/ André F. Pillay

Name: André F. Pillay Title: Chief Director Liability Management

Accepted as of the date hereof:

BARCLAYS CAPITAL INC.

By	/s/ Pamela Kendall

Name: Pamela Kendall Title: Director

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Gregory Makoff

Name: Gregory Makoff Title: Managing Director

On behalf of Barclays Capital Inc. and Citigroup Global Markets Inc. and each of the other Underwriters

Signature page to Pricing Agreement

SCHEDULE I

Underwriter	Principal Amount of Designated Securities
Barclays Capital Inc.	$222,228,000
Citigroup Global Markets Inc.	$222,228,000
Total	$444,456,000

SCHEDULE II

Title of Designated Securities:

5.875% Notes due 2022.

Aggregate principal amount:

US$444,456,000.

Price to Public:

99.635% of the principal amount of the Designated Securities, plus accrued interest, if any, from May 30, 2007.

Purchase Price by Underwriters:

99.635% of the principal amount of the Designated Securities, plus accrued interest, if any, from May 30, 2007.

Expenses:

For purposes of this Pricing Agreement, Section 6 of the Underwriting Agreement is hereby amended as follows:

South Africa shall pay or reimburse the Underwriters for the following costs and expenses incurred in connection with the offer and sale of the Designated Securities: (a) fees and expenses incurred in listing the Designated Securities on the Luxembourg Stock Exchange, including any fees charged by the listing agent; (b) any fees charged by rating agencies for rating the Designated Securities; (c) fees (including the initial, up-front fees) and expenses of the fiscal agent and any paying agent (including related fees and expenses of any counsel for such parties); (d) costs and expenses in connection with the preparation and printing of the Prospectus Supplement and the costs and expenses of distributing the Prospectus Supplement; (e) traveling and accommodation expenses incurred by the representatives of South Africa in connection with the roadshow; (f) fees and expenses of South African counsel to South Africa; (g) fees and expenses of any consultants engaged by South Africa in connection with the roadshow presentations; (h) costs and expenses related to ground transportation for the representatives of South Africa and all other costs and expenses incurred by or on behalf of the representatives of South Africa in connection with the roadshow; (i) fees and expenses (including out-of-pocket expenses) of South African counsel and United States counsel to the Underwriters and (y) the costs and expenses incurred in connection with the preparation and placement of any tombstone advertisements.

Specified funds for payment of purchase price:

Immediately available funds.

Fiscal Agency Agreement:

Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003, between South Africa and Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), as Fiscal Agent.

Registration Statement under Schedule B of the Securities Act of 1933:

File No. 333-107393

For all purposes of the Underwriting Agreement and this Pricing Agreement, the definition of “Registration Statement” in Section 2(a) of the Underwriting Agreement shall include the registration statement filed by South Africa, No. 333-107393, and the various parts thereof that are referred to in such definition.

Maturity:

May 30, 2022.

Interest Rate:

5.875%.

Interest Payment Dates:

May 30 and November 30 of each year, commencing November 30, 2007.

Redemption Provisions:

None.

Sinking Fund Provisions:

None.

Further Issues:

As set forth under the caption “Description of the New Notes — Further Issues” in the Prospectus Supplement dated May 8, 2007 relating to the Designated Securities.

Time of Delivery:

10:00 a.m., New York time on May 30, 2007

Closing Location:

Offices of Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
United States

Names and addresses of Representatives:

Designated Representatives:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Addresses for Notices, etc:

Barclays Capital Inc.
200 Park Avenue

New York, NY 10166
United States of America
Attention: Liability Management Group

Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
United States of America
Attention: Liability Management Group

Listings:

The Luxembourg Stock Exchange.

SCHEDULE III

Press Release entitled “Republic of South Africa Announces Spreads” dated May 14, 2007, filed with the Commission under Rule 433 under the Act.

Press Release entitled “Republic of South Africa Announces Expected Results of Invitation and Cash Offering” dated May 16, 2007, filed with the Commission under Rule 433 under the Act.

Final Term Sheet dated May 16, 2007 containing the final terms of the Designated Securities substantially in the form set forth in Schedule IV hereto and filed with the Commission under Rule 433 under the Act.

Press Release entitled “Republic of South Africa Announces Results of Invitation and Cash Offering” dated May 16, 2007, filed with the Commission under Rule 433 under the Act.

SCHEDULE IV

FINAL TERM SHEET